SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 30, 2000

Old Kent Financial Corporation
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-14591 (Commission File Number)	38-1986608 (IRS Employer Identification no.)

111 Lyon Street, N.W. Grand Rapids, Michigan (Address of principal executive offices)	49503 (Zip Code)

Registrant's telephone number,
including area code: (616) 771-5000

Item 5.	Other Events.

                    Old Kent Financial Corporation ("Old Kent") acquired Grand Premier Financial, Inc. ("Grand Premier"), a holding company with headquarters in Wauconda, Illinois, in a transaction that was effective as of April 1, 2000. All outstanding shares of Grand Premier common stock were converted into Old Kent common stock, except for insignificant cash payments for fractional shares. All outstanding shares of Grand Premier preferred stock were converted into Old Kent preferred stock with substantially identical terms. Old Kent accounted for the acquisition as a pooling-of-interests.

                    ASR 135, as interpreted by SAB 65, indicates that no affiliate of either combining company may reduce its risk relating to its shareholder position during a period ending when financial results including at least 30 days of post-merger combined operations have been published. This Form 8-K is filed for the purpose of publishing combined operating results to satisfy this provision. The following is condensed, consolidated unaudited statement of the results of operations of Old Kent Financial Corporation and its subsidiaries for the month ended April 30, 2000.

                    Pre-tax income for April 2000 includes estimated one-time merger related charges of $30 million. These estimated charges result in a $20 million negative impact to net income. Operating results for the one month period ended April 30, 2000, are not necessarily indicative of the results that may be expected for the six- or three-month period ending June 30, 2000 or the year ending December 31, 2000.

                    The following statement does not include all of the information and the footnotes required by generally accepted accounting principles for complete financial statements. For further information, reference should be made to the consolidated financial statements and footnotes included in Old Kent Financial Corporation's annual report on Form 10-K for the year ended December 31, 1999.

OLD KENT FINANCIAL CORPORATION
Condensed Consolidated Results of Operations (Unaudited)
(In thousands of Dollars)

For the Month Ended April 30, 2000

Interest Income	$ 132,350
Interest Expense	67,458
Net Interest Income	64,892
Provision for Loan Losses	6,951
Net Interest Income After Provision	57,941

Other Income:

Mortgage Banking Revenues	13,658
Investment Management & Trust Revenues	7,297
Deposit Account Revenues	6,250
Other Income	8,290
Total Other Income	35,495

Other Expenses:

Salary and Benefits Expense	31,918
Occupancy & Equipment	8,382
Other Expenses	45,736
Total Other Expenses	86,036

Income before Taxes	7,400
Income Taxes	1,998
Net income	$ 5,402

SIGNATURE

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 19, 2000	OLD KENT FINANCIAL CORPORATION (Registrant) By: /s/ Janet S. Nisbett Janet S. Nisbett Senior Vice President and Controller